EXHIBIT 10.41

CONSULTING AGREEMENT

THIS AGREEMENT is made by and between Tularik Inc., a Delaware corporation (the “Company”), and Craig A.P.D. Saxton, M.D. (“Consultant”), effective April 18, 2002 for the purpose of setting forth the terms and conditions by which the Company will acquire Consultant’s services on a temporary basis.

In consideration of the mutual obligations specified in this Agreement, and any compensation paid for services of Consultant, the parties agree to the following:

Section 1 - Standard Consulting Provisions:

1.1.          Engagement of Services.  Consultant, pursuant to the provisions of this Agreement, is hereby retained by the Company to perform services for the Company as described in Section 2 below.  Section 2 also sets forth the term of this Agreement, the anticipated number of days per year during which Consultant shall perform the services, the person to whom Consultant shall regularly report, Consultant’s compensation for performing such services and such other terms and conditions the Company deems appropriate or necessary.  Any and all services rendered or actions taken by Consultant on behalf of the Company after the effective date of this Agreement shall be subject to the terms of this Agreement so long as this Agreement remains in effect, unless both parties agree otherwise in writing.  Consultant may not delegate or subcontract any part or all of such services without the prior written consent of the Company.  However, Consultant may, at Consultant’s own expense, use directly supervised assistants to accomplish such services.

1.2.          Consultant’s Warranties.  Consultant hereby represents and warrants to the Company that no other party has exclusive rights to Consultant’s services in the areas described in Section 2.1 and that Consultant’s performance of all the terms of this Agreement does not and will not (i) breach or conflict with any prior Agreement to which Consultant is bound, (ii) compromise any right or trust relationship between Consultant and a third party or (iii) create a conflict of interest for the Consultant or the Company.

1.3.          Independent Contractor.  Consultant is an independent contractor, is not an agent or employee of the Company and is not authorized to act on behalf of the Company.  Consultant will not be eligible for any employee benefits and the Company will not make deductions from any amount payable to Consultant for taxes.  Taxes shall be the sole responsibility of Consultant.  The parties acknowledge that this Agreement is not a contract of employment within the meaning of Section 2750 of the California Labor Code, and Consultant is not an employee of the Company for any purpose under the California Labor Code.

1.4.          Inventions, Patents & Technology.  Consultant agrees that any and all discoveries, inventions, improvements, trade secrets, know-how, works of authorship or other intellectual property conceived, created, written, developed or first reduced to practice by the Consultant, alone or jointly with others, in the performance of services under this Agreement (“Consultant

Inventions”) shall be the sole and exclusive property of the Company.  Consultant acknowledges that all original works of authorship protectable by copyright which are produced by Consultant in the performance of services under this Agreement are “works made for hire,” as defined in the United States Copyright Act (17 U.S.C. § 101).

Consultant shall promptly and fully disclose to the Company all Consultant Inventions, shall treat all Consultant Inventions as Confidential Information of the Company subject to Section 1.5 of this Agreement, and hereby assigns to the Company without further consideration all of Consultant’s right, title and interest in and to any and all Consultant Inventions, whether or not patentable or copyrightable.  Consultant shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist the Company as reasonably required to perfect in the Company the rights, title and other interests granted to the Company under this Agreement.  The Company shall pay for costs related to such assistance if it is required.

This Section 1.4 shall survive the termination of this Agreement for any reason, including expiration of term.

1.5.          Confidentiality.  In the course of Consultant’s performance under this Agreement, Consultant may be exposed to confidential and proprietary information relating to the Company’s technologies, strategies and business practices; information which has commercial value to the Company and which the Company treats as confidential (“Confidential Information”).  By way of illustration, but not limitation, Confidential Information includes (i) all ideas, discoveries, inventions, improvements, trade secrets, formulas, know-how, works of authorship or other intellectual property, (ii) all Consultant Inventions and other material produced or compiled by Consultant in performing services under this Agreement, (iii) information labeled “Confidential” or “Proprietary” or similarly identified by the Company as confidential, (iv) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, (v) information concerning suppliers and customers and (vi) information regarding the skills and compensation of employees of the Company.  Confidential Information shall not include any information that (a) is or becomes generally known or available to the public through no fault of Consultant, (b) is known and reduced to tangible form by Consultant prior to the time it is disclosed to Consultant in connection with Consultant’s services under this Agreement, (c) is independently developed by Consultant without reference to information disclosed to Consultant in connection with Consultant’s services under this Agreement or (d) is legally acquired from a third party who has the right to disclose the information.

Consultant acknowledges the confidential and proprietary character of the Confidential Information and agrees, during the term of this Agreement and for a period of five (5) years after its termination, not to use, reproduce or disclose in any form all or any part of the Confidential Information without the prior written consent of the Company, except as may be required in the ordinary course of performing services under this Agreement.  Upon termination of this Agreement for any reason, including expiration of the term, Consultant agrees to cease using and to return to the Company all whole or partial copies and derivatives of the Confidential Information (including material compiled by Consultant pursuant to this Agreement), whether in Consultant’s possession or under Consultant’s direct or indirect control.  Consultant shall not disclose or otherwise make available to the Company in any manner any confidential information known to Consultant or received by Consultant from third parties.

This Section 1.5 shall survive the termination of this Agreement for any reason, including expiration of term.

1.6.          Termination.  Without limiting any rights that either party may have by reason of any default by the other party, either the Company or Consultant may terminate this Agreement with thirty (30) days’ written notice.  Termination shall not relieve Consultant of Consultant’s ongoing obligations under this Agreement, particularly the requirements of Sections 1.4 and 1.5 above.  The Company’s sole obligation in the event of termination shall be to reimburse Consultant for services actually performed prior to the effective date of termination.

1.7.          Consultant’s Covenants.  Consultant warrants that all services performed under this Agreement will comply with all applicable United States and foreign laws and regulations.  Consultant further agrees that, during the term of this Agreement and for one year following termination of this Agreement, Consultant shall not recruit, solicit or induce, or attempt to induce, any employee of the Company to terminate their employment or otherwise cease their relationship with the Company.

The restrictions set forth in this Section 1.7 are considered by the parties to be reasonable for the purposes of protecting the business of the Company.  However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities, the parties agree that it shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable.

1.8.          Miscellaneous.  The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns.  This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter.  This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties.  In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of this Agreement.  This Agreement shall be governed by the laws of the State of California, excluding its conflicts of laws principles.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified herein or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

Section 2 - Specific Terms:

2.1.          Description of Consulting Services:  Consultant will advise the Company with respect to research and development issues.  Such consulting services will be provided before and/or after meetings of the Board of Directors of the Company.

2.2.          Term of Agreement:  One (1) year.

2.3.          Anticipated Number of Days per Year:  The parties anticipate that Consultant shall provide the services set forth in paragraph 2.1 above over the course of no more than five (5) days per year.  Consultant acknowledges that performance of the services may entail occasional or incidental consultations.

2.4.          Reporting to:  David V. Goeddel, Ph.D.

2.5.          Total Compensation for services:  As full and complete compensation for Consultant’s services and for the discharge of all Consultant’s obligations under this Agreement, the Company shall:

a.         pay Consultant $10,000.00 per year for services performed under this Agreement, to be paid quarterly in advance; and

b.         reimburse Consultant for approved travel and other approved out-of-pocket expenses reasonably incurred by Consultant in the course of performing services under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

For Tularik Inc.	Craig A.P.D. Saxton, M.D.

/s/ David V. Goeddel	/s/ Craig A.P.D. Saxton

By: David V. Goeddel
Title: Chief Executive Officer
Soc. Sec. No.